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Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Michelle Layne	Marjorie Scott
	(410) 933-5895	(408) 855-6311
	mlayne@safenet-inc.com	mscott@cylink.com
	www.safenet-inc.com	www.cylink.com

SafeNet and Cylink Shareholders Vote In Favor of Acquisition

        BALTIMORE, Maryland and SANTA CLARA, California—February 5, 2003—SafeNet (Nasdaq: SFNT), a leading provider of private and public network security solutions who has set the industry standard for VPN technology and secure business communications, and Cylink Corporation (Nasdaq: CYLK), a leading E-business security provider, today announced that the Shareholders of both companies voted in meetings held today to approve the proposed acquisition. The close of the acquisition is scheduled for this week.

About Cylink
Cylink develops, markets, and supports a comprehensive portfolio of hardware and software security products for mission-critical private networks and business communications over the Internet. The company's solutions offer competitive advantages by lowering the cost of deploying and managing secure, reliable private networks, while enabling the use of the Internet for trusted transactions with business partners and customers. Headquartered in Santa Clara, California, Cylink has 165 employees worldwide working in six offices around the world.

About SafeNet, Inc.
SafeNet, Inc. (NASDAQ: SFNT) has set the industry standard for virtual private network (VPN) technology and secure business communications. With more than 19 years experience in developing, deploying, and managing network security systems for the most security-conscious financial institutions and government organizations around the world, SafeNet's proven technology has emerged as the de facto industry standard for VPNs. SafeNet created the first Internet VPN system, which has evolved into the only encryption platform to meet every security need in every product category. SafeNet security solutions, based on SecureIP Technology™, and part of the CGX Security Platform, have become the products of choice for leading Internet infrastructure manufacturers, service providers, and security vendors. With SafeNet securing the infrastructure of today's e-business communications as well as leading the way in government Homeland and classified data security, the company has opened new markets for interoperable, secure, and deployable VPN communications. Commercial customers include Texas Instruments, Microsoft, Samsung, Centillium Communications, ARM, and Cisco Systems. Government customers include U.S. Department of Defense, U.S. Internal Revenue Service, and the Social Security Administration. For more information, visit www.safenet-inc.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

        The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward looking statements include SafeNet's belief that Cylink is an excellent fit with SafeNet and that the acquisition of Cylink will strengthen SafeNet's current activities, add a base of new government and financial customers, expand the scope of SafeNet's product line and be accretive in the first quarter of combined operations. These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include contract termination risks, risks associated with acquiring other companies, including integration risks, and other risks described in SafeNet's and Cylink's Securities and Exchange Commission filings.

Editor's Note: SafeNet is a registered trademark and SecureIP Technology is a trademark of SafeNet, Inc. All other trademarks are the property of their respective owners.

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  Exhibit 99.1